November 2007 Preliminary Terms No. 416 Registration Statement No. 333-131266 Dated October 24, 2007 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered Bear Market PLUS based Inversely on Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Buffered Bear Market PLUS offer enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against positive performance by the asset.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, however, investors may also lose up to 85% of their investment if the underlying asset increases in value beyond the specified buffer level.  Once the asset has increased above a specified buffer level, the investor is exposed to the positive price performance, subject to a minimum payment at maturity.   At maturity, if the asset has depreciated, investors will receive the stated principal amount of their investment plus enhanced downside performance of the underlying asset.  However, if at maturity, the asset has appreciated, (i) if the closing value of the asset is not above the specified buffer level, investors will receive par or (ii) if the closing value of the asset is above the buffer level, the investor will lose 1% for every 1% increase above the specified buffer level, subject to the minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 20, 2008
Underlying shares:	Shares of the iShares FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price, but less than or equal to the upside protection value of 115% of the initial share price:
$10
▪ If the final share price is greater than the upside protection value of 115% of the initial share price:
$10 – upside reduction amount + $1.50
This amount will be less than the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	, the closing price of one share of the underlying shares as published under the Bloomberg ticker “FXI” on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date, December 18, 2008
Leverage factor:	300%
Upside protection value:	, which is 115% of the initial share price
Maximum payment at maturity:	$12.15 to $12.55 (121.5% to 125.5% of the stated principal amount) per Buffered Bear Market PLUS
Minimum payment at maturity:	$1.50 (15% of the stated principal amount) per Buffered Bear Market PLUS
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Buffered Bear Market PLUS
Issue price:	$10 (see “Commissions and issue price” below)
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
CUSIP:	617475140
Listing:	The Buffered Bear Market PLUS will not be listed on any security exchange
Agent:	Morgan Stanley & Co. Incorporated

Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Bear Market PLUS	$10.00	$0.15	$9.85
Total:	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Buffered Bear Market PLUS.  Please see “Syndicate Information” on page 5 for further details.

(2)  For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

These Buffered Bear Market PLUS (the “Buffered Bear Market PLUS”) can be used:

▪	As an alternative to direct short exposure to the underlying shares that enhances returns for a certain range of negative price performance.

▪	To enhance returns and potentially outperform a short strategy on the underlying shares in a moderately bearish scenario.

▪	To achieve similar levels of short exposure to the underlying shares as a direct short investment while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of positive performance in the underlying shares and protect a specified portion of the invested principal against positive performance.

Maturity:	13 Months

Leverage factor:	300%

Maximum payment at maturity:	121.5% to 125.5% of the stated principal amount

Principal protection:	15% protection of principal

iShares FTSE/Xinhua China 25 Index Fund Overview

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.

Information as of market close on October 22, 2007

Bloomberg Ticker:	FXI

Current Share Closing Price:	$201.50

52 Weeks Ago:	$84.96

52 Week High (on 10/17/2007):	$218.48

52 Week Low (on 10/30/2006):	$84.25

November 2007	Page 2

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered Bear Market PLUS offer 300% enhanced exposure to the downside movement of the shares of the iShares FTSE/Xinhua China 25 Index Fund, subject to a maximum payment at maturity of 121.5% to 125.5% of the stated principal amount and provide a buffer against an increase of 15% in shares of the iShares FTSE/Xinhua China 25 Index Fund, ensuring a minimum return of $1.50 at maturity.

Enhanced Performance
The Buffered Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying shares within a certain range of negative price performance.

Payment Scenario 1
The underlying shares decrease in price and, at maturity, the Buffered Bear Market PLUS redeem for the stated principal amount of $10 plus 300% of the share percent decrease, subject to the maximum payment amount.

Payment Scenario 2	The underlying shares increase in price by no more than 15% and, at maturity, the Buffered Bear Market PLUS redeem for the stated principal amount of $10.

Payment Scenario 3
The underlying shares increase in price by more than 15% and, at maturity, the Buffered Bear Market PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage increase above 115% of the initial share price.  (Example: if underlying shares increase by 30%, the Buffered Bear Market PLUS will redeem for $8.50.)  The minimum payment at maturity is $1.50.

Summary of Selected Key Risks (see page 8)

▪
The minimum payment at maturity only provides 15% protection of principal.  You will lose money on your investment if the underlying shares increase by more than 15% over the term of the Buffered Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	There are risks associated with investments in securities indexed to the value of foreign equity securities.

▪	Investing in the Buffered Bear Market PLUS is not equivalent to investing in the iShares FTSE/Xinhua China 25 Index Fund.

▪	Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the notes.

▪	The underlying shares may not exactly track the FTSE/Xinhua China 25 Index.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices, and you could receive less, and possibly significantly less, than the stated principal amount per Buffered Bear Market PLUS prior to maturity.

▪	The market price of the Buffered Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of shares of the FTSE/Xinhua China 25 Index.

▪	The U.S. federal income tax consequences of an investment in the Buffered Bear Market PLUS are uncertain.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

November 2007	Page 3

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, guarantee only a minimum 15% return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered Bear Market PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based inversely upon the closing price of one share of the underlying shares at maturity.  Under no circumstances will the payment at maturity be less than $1.50 per Buffered Bear Market PLUS.  The Buffered Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November , 2007	November , 2007 (5 business days after the pricing date)	December 20, 2008, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares FTSE/Xinhua China 25 Index Fund
Issue price:	$10 per Buffered Bear Market PLUS. (See “Syndicate Information” on page 5)
Stated principal amount:	$10 per Buffered Bear Market PLUS
Denominations:	$10 per Buffered Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price, but less than or equal to the upside protection value of 115% of the initial share price:
$10
▪ If the final share price is greater than the upside protection value of 115% of the initial share price:
$10 – upside reduction amount + $1.50
This amount will be less than the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Leverage factor:	300%
Upside protection value:	, which is 115% of the initial share price
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	, the closing price of one share of the underlying shares as published under the Bloomberg ticker “FXI” on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date, December 18, 2008
Maximum payment at maturity:	$12.15 to $12.55 (121.5% to 125.5% of the stated principal amount)
Minimum payment at maturity:	$1.50 (15% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8

November 2007	Page 4

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered Bear Market PLUS will not be listed on any security exchange

CUSIP:	617475140

Minimum ticketing size:	100 Buffered Bear Market PLUS

Tax considerations:
Although the issuer believes each Buffered Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Bear Market PLUS.
Assuming this characterization of the Buffered Bear Market PLUS is respected and subject to the discussion under “Description of PLUS – United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result:
▪  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.
▪  Upon sale, exchange or settlement of the Buffered Bear Market PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Bear Market PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered Bear Market PLUS for more than one year.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the Buffered Bear Market PLUS.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Buffered Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of shares of the iShares FTSE/Xinhua China 25 Index or any underlying component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the Buffered Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered Bear Market PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares. Such activities could decrease the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Buffered Bear Market PLUS	Selling concession	Principal amount of Buffered Bear Market PLUS for any single investor
$10.00	$0.15	<$999K
$9.975	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered Bear Market PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 5

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

How Buffered Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered Bear Market PLUS based on the following hypothetical terms:

Stated principal amount:	$10

Leverage factor:	300%

Upside protection value:	115% of initial share price

Maximum payment at maturity:	$12.35 (123.5% of the stated principal amount)

Minimum payment at maturity:	$1.50 (15% of the stated principal amount)

How it works

▪
If the final share price is less than the initial share price, then investors receive the $10 stated principal amount plus 300% of the percentage decline in the underlying shares over the term of the Buffered Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 92.1667% of the initial share price.

▪	If the underlying shares depreciate 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying shares depreciate 12.5% or more, the investor would receive the hypothetical maximum payment at maturity of 123.5% of the stated principal amount, or $12.35.

▪
If underlying shares appreciate 10%, the final share price would be greater than or equal to the initial share price but will be less than or equal to the upside protection amount (115% percent of the initial share price).  In this case the investor would receive the $10 stated principal amount.

▪
If the final share price is greater than the upside protection value, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of the underlying shares above the upside protection value, subject to the minimum payment at maturity of $1.50.

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Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered Bear Market PLUS that they hold an amount in cash based upon the closing price of shares of the iShares FTSE/Xinhua China 25 Index Fund, determined as follows:

If the final share price is less than the initial share price:

$10    +    Enhanced Downside Payment:

Subject to a maximum payment at maturity of $12.15 to $12.55, or 121.5% to 125.5%
per Buffered Bear Market PLUS,

If the final share price is greater than the initial share price but less than or equal to the upside protection value:

$10

If the final share price is greater than the upside protection value:

($10    —   Upside Reduction Amount) + $1.50:

Subject to a minimum payment at maturity of $1.50, or 15%
per Buffered Bear Market PLUS,

Because the upside reduction amount will be greater than zero, the payment at maturity in this case will be less than $10, subject to the minimum payment at maturity.

Under no circumstances will the payment at maturity be less than $1.50 per Buffered Bear Market PLUS.

November 2007	Page 7

Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-12 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered Bear Market PLUS.

Structure Specific Risk Factors

▪
Buffered Bear Market PLUS do not pay interest and guarantee only a minimum 15% return of principal.  The terms of the Buffered Bear Market PLUS differ from those of ordinary debt securities in that the Buffered Bear Market PLUS do not pay interest and guarantee only a minimum 15% payment of the principal amount at maturity.  If the final share price is greater than the upside protection value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered Bear Market PLUS by an amount proportionate to the increase in the price of the underlying shares above the upside protection value plus $1.50 per Buffered Bear Market PLUS, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Buffered Bear Market PLUS is limited by the maximum payment at maturity of $12.15 to $12.55, or 121.5% to 125.5% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decline in the price of the underlying shares at maturity, because the payment at maturity will be limited to 121.5% to 125.5% of the stated principal amount for the Buffered Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price falls below approximately 91.5% to 92.8333% of the initial share price.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
The price of the underlying shares are subject to currency exchange risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the iShares FTSE/Xinhua China 25 Index Fund, holders of the Buffered Bear Market PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the iShares FTSE/Xinhua China 25 Index Fund, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered Bear Market PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;
•      existing and expected interest rate levels;
•      the balance of payments; and
•      the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the iShares FTSE/Xinhua China 25 Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and

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Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Not equivalent to investing in or taking a short position with respect to the underlying shares.  Investing in the Buffered Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying shares.  Investors in the Buffered Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or stocks composing the FTSE/Xinhua China 25 Index.

▪
Adjustments to the underlying shares could adversely affect the value of the Buffered Bear Market PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares FTSE/Xinhua China 25 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  FTSE Xinhua Index Limited is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index.  FTSE Xinhua Index Limited can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered Bear Market PLUS.

▪
The underlying shares and theFTSE/Xinhua China 25 Indexare different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the iShares FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index.  It is also possible that the iShares FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or due to other circumstances.  BGFA may invest up to 10% of the iShares FTSE/Xinhua China 25 Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the FTSE/Xinhua China 25 Index.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered Bear Market PLUS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Bear Market PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered Bear Market PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Buffered Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered Bear Market PLUS, the timing and character of income on the Buffered Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered Bear Market

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Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for PLUS.

Other Risk Factors

▪
Secondary trading may be limited.  The Buffered Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered Bear Market PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered Bear Market PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the underlying shares and, as a result, could decrease the amount an investor may receive on the Buffered Bear Market PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Buffered Bear Market PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Buffered Bear Market PLUS based Inversely on the Closing Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Information about the iShares FTSE/Xinhua China 25 Index Fund

The iShares FTSE/Xinhua China 25 Index Fund

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares FTSE/Xinhua China 25 Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.

The FTSE/Xinhua China 25 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—FTSE/Xinhua China 25 Index” in Annex A of the prospectus supplement for PLUS.

Historical Information
The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from October 8, 2004 through October 22, 2007.  The closing price for one underlying share on October 22, 2007 was 201.50.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying shares on the valuation date.  The payment of dividends on the stocks that constitute the iShares FTSE/Xinhua China 25 Index Fund are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

iShares FTSE/Xinhua China 25 Index Fund	High	Low	Period End
2004
Fourth Quarter (from October 8, 2004)	$56.50	$50.60	$55.47
2005
First Quarter	$57.80	$52.00	$54.60
Second Quarter	$57.51	$52.74	$57.11
Third Quarter	$65.80	$56.82	$64.24
Fourth Quarter	$64.60	$56.65	$61.62
2006
First Quarter	$74.55	$62.99	$74.28
Second Quarter	$83.73	$66.00	$76.80
Third Quarter	$82.05	$73.44	$81.35
Fourth Quarter	$112.40	$81.39	$111.45
2007
First Quarter	$116.40	$91.65	$102.43
Second Quarter	$129.94	$104.48	$128.85
Third Quarter	$182.09	$119.74	$180.00
Fourth Quarter (through October 22, 2007)	$218.48	$179.46	$201.50

November 2007	Page 11